Execution Version

ESCROW AGREEMENT

This ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this "Agreement") is made and entered into as of {{closing-date}}, 2022, by and among Greenbrook TMS Inc., an Ontario corporation ("Greenbrook"),  TMS NeuroHealth Centers Inc., a Delaware corporation ("Purchaser"), Benjamin Klein ("Sellers' Representative" and together with Greenbrook and Purchaser, sometimes referred to individually as "Party" or collectively as the "Parties") and Computershare Trust Company, N.A. (the "Escrow Agent").

WHEREAS, the Parties have agreed to deposit in escrow certain securities (as further described below) and wish such deposit to be subject to the terms and conditions set forth herein; and

WHEREAS, Success Behavioral Holdings, LLC, a Florida limited liability company ("Success"), Theragroup, LLC, a Delaware limited liability company ("Theragroup"), the Seller Representative (together with Success and Theragroup, the "Sellers"), Purchaser and Greenbrook have entered into that certain Membership Interest Purchase Agreement, dated as of May 15, 2022 (the "Underlying Agreement"), pursuant to which Success will sell its wholly owned subsidiary Check Five, LLC, a Florida limited liability company to Purchaser in exchange for common shares in the capital of Greenbrook (the "Greenbrook Shares"); and

WHEREAS, the Underlying Agreement provides for 1,163,466 Greenbrook Shares, representing approximately 10% of the Purchase Price Shares (as defined in the Underlying Agreement) to be issued in the name of the Sellers' Representative and to be deposited with the Escrow Agent on the date hereof to secure the Sellers' obligations to pay the Purchaser any Post-Closing Net Adjustment Amount (as defined in the Underlying Agreement) in Purchaser's favor in accordance with Section 1.6(e) of the Underlying Agreement (the "Post-Closing Net Adjustment Amount"); and

WHEREAS, the Underlying Agreement also provides for 1,745,199 Greenbrook Shares, representing approximately 15% of the Purchase Price Shares (as defined in the Underlying Agreement) to be issued in the name of the Sellers' Representative and to be deposited with the Escrow Agent on the date hereof to secure (i) the Sellers' obligations to pay the Purchaser any Post-Closing Net Adjustment Amount in the Purchaser's favor to the extent such obligations exceed the number of Adjustment Escrow Shares and (ii) the Sellers' indemnification obligations pursuant to Article VI of the Underlying Agreement; and

WHEREAS, for purposes of the Underlying Agreement and all releases of Greenbrook Shares under this Agreement, the Greenbrook Shares are valued at $1.3504 per share (the "Closing VWAP"); and

WHEREAS, the execution and delivery of this Agreement is a condition to certain obligations of the parties under the Underlying Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Escrow Assets.

(a) Greenbrook and Purchaser agree to deposit with the Escrow Agent a total of 2,908,665 Greenbrook Shares (the "Escrow Shares" and together with any dividends with respect thereto, the "Escrow Assets"), which is comprised of:

Execution Version

(i) 1,163,466 Greenbrook Shares (the "Adjustment Escrow Shares" and, together with any dividends paid with respect thereto, the "Adjustment Escrow Assets"); and

(ii) 1,745,199 Greenbrook Shares (the "Indemnity Escrow Shares" and, together with any dividends paid with respect thereto, the "Indemnity Escrow Assets").

The Parties and the Escrow Agent agree that, notwithstanding anything to the contrary in the Underlying Agreement, the Escrow Agent shall hold the Escrow Assets as a book position registered in the name of Computershare Trust Company, N.A., as Escrow Agent, for the benefit of the Sellers' Representative.

(b) The Escrow Agent does not own or have any interest in the Escrow Assets but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Escrow Assets in accordance with the terms and conditions set forth herein.

(c) Escrow Shares.

(i) During the term of this Agreement, the Escrow Agent shall not vote any of the shares comprising the Escrow Shares.

(ii) In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Greenbrook Shares, other than a regular cash dividend, the Escrow Assets under Section 2(a) above shall be appropriately adjusted on a pro rata basis.

(d) Dividends and Investment of Dividend Proceeds

(i) Any dividends paid and the interest earned thereon with respect to the Escrow Assets shall be deemed part of the Escrow Assets and be delivered to the Escrow Agent to be deposited in a bank account and be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent as agent for the Parties as more fully described in Section 2(d)(ii) herein. Escrow Agent shall have no responsibility or liability for any diminution of the funds that may result from any deposit made by Escrow Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party.

(ii) Escrow Agent offers the custody of dividend funds placed, at the direction of the Parties, in bank account deposits. Escrow Agent will not provide any investment advice in connection with this service. During the term of this Agreement, the dividend funds shall be held in a bank account, and shall be deposited in one or more interest-bearing accounts (which shall not be time deposits) to be maintained by Escrow Agent in the name of Escrow Agent at one or more of the banks listed in Schedule 3 to this Agreement, each of which shall be a commercial bank with capital exceeding $500,000,000 (each such bank an "Approved Bank"). The deposit of the dividend funds in any of the Approved Banks shall be deemed to be at the direction of the Parties. At any time and from time to time, the Parties may direct Escrow Agent by joint written notice (i) to deposit the dividend funds with a specific Approved Bank, (ii) not to deposit any new amounts in any Approved Bank specified in the notice and/or (iii) to withdraw all or any of the dividend funds that may then be deposited with any Approved Bank specified in the notice. With respect to any withdrawal notice, Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal. Such withdrawn amounts shall be deposited with any other Approved Bank or any Approved Bank specified by the Parties in the notice.

Execution Version

(iii) Escrow Agent shall pay interest on the dividend funds at a rate equal to 50% of the then current Federal Effective rate. Such interest shall accrue to the Escrow Assets within three (3) Business Days (as defined in Section 10 hereof) of each month end. Escrow Agent shall be entitled to retain for its own benefit, as partial compensation for its services hereunder, any amount of interest earned on the dividend funds that is not payable pursuant to this Section 2(d)(iii).

3. Disposition and Termination.

(a) Adjustment Escrow Assets.

(i) As soon as practicable (but no later than three Business Days) after the final determination of the Post-Closing Net Adjustment Amount pursuant to Sections 1.6 and 1.7 of Underlying Agreement and the allocation of certain costs and expenses pursuant to Section 1.7(f) of the Underlying Agreement, the Parties shall provide joint written instructions to the Escrow Agent with respect to (i) the release of the Adjustment Escrow Assets in accordance with the Underlying Agreement and (ii) the release of any Indemnity Escrow Assets (if any) in accordance with the Underlying Agreement.

(ii) Such joint written instructions will instruct the Escrow Agent as to the respective portion of the Adjustment Escrow Assets to be released (A) to the Sellers' Representative and (B) to Greenbrook, as well as any portion of the Indemnity Escrow Assets (if any) to be released to Greenbrook in accordance with the Underlying Agreement.

(iii) The Escrow Agent shall make payment pursuant to this Section 3(a) only in accordance with: (i) any joint written instructions executed by the Parties; or (ii) a written notification from any Party of a final and non-appealable order, decision, judgment or decree of a court or arbitrator of competent jurisdiction authorizing the release of any amount of the Escrow Assets  (an "Adjustment Order") including a copy of such Adjustment Order.  The Escrow Agent shall be entitled to rely on any such joint written instructions or Adjustment Order.

(b) Indemnity Escrow Assets.

(i) As soon as practicable (but no later than three Business Days) following the eighteen (18)-month anniversary of the date of this Agreement (the "Escrow Termination Date"), the Escrow Agent shall release the remaining portion of the Escrow Assets less any Reserved Portion (as defined herein) as provided in a joint written instruction to the Escrow Agent from the Parties.  Any Reserved Portion shall continue to be held in escrow under this Agreement by the Escrow Agent until the claims contained in any Claim Notice(s) described in Section 3(b)(ii) below become resolved, even if such claims have not been finally resolved prior to the Escrow Termination Date.  After the Escrow Termination Date, the Escrow Agent shall only release all or any amount of the Reserved Portion to Purchaser or the Sellers' Representative, as the case may be, from the Escrow Assets pursuant to a written instruction delivered in accordance with Section 3(b)(iv) hereof and any of the Reserved Portion not so released shall continue to be held by the Escrow Agent pursuant to this Section 3(b)(i).

(ii) Notwithstanding anything in this Agreement to the contrary, if on or before the Indemnity Escrow Termination Date, the Escrow Agent has received from Purchaser or Greenbrook notice (a "Claim Notice") specifying that a claim for indemnification pursuant to the Underlying Agreement has been made and the dollar amount of the claim, or if such amount is unknown, Greenbrook or Purchaser's good faith reasonable estimate of the dollar amount of such claim, in each case expressed both in dollars and as a number of Greenbrook Shares calculated by dividing such dollar amount by the Closing VWAP (the "Claimed Amount"), then the Escrow Agent shall continue to keep in escrow an amount of Greenbrook Shares equal to the Claimed Amount set forth in such Claim Notice(s) (the "Reserved Portion") until such Claimed Amount is resolved as provided herein.  For the avoidance of doubt, the preceding sentence shall survive the Indemnity Escrow Termination Date.  In any Claim Notice, Greenbrook or Purchaser shall, in reasonable detail to the extent possible, cite the nature of the claim, the section(s) of the Underlying Agreement supporting its claim, and facts and circumstances supporting its claim (which obligations may be satisfied by delivering a copy of the applicable claim notice provided under the Underlying Agreement).

Execution Version

(iii) At the time of delivery of any Claim Notice to the Escrow Agent, a duplicate copy of such Claim Notice shall be delivered by Greenbrook or the Purchaser to the Sellers' Representative in accordance with the notice provisions contained in the Underlying Agreement.

(iv) The Escrow Agent shall make payment with respect to any Claimed Amount subject to such Contest Notice only in accordance with: (i) any joint written instructions executed by the Parties; or (ii) a written notification from Greenbrook or Purchaser of a final and non-appealable order, decision, judgment or decree of a court or arbitrator of competent jurisdiction authorizing the release to Greenbrook of any amount of the Escrow Assets  (a "Final Order") including a copy of such Final Order.  The Escrow Agent shall be entitled to rely on any such joint written instructions or Final Order.  The Escrow Agent shall continue to hold in escrow any contested Claimed Amount until release is otherwise authorized pursuant to this Section 3(b)(iv).

(c) Any Escrow Shares released to Greenbrook pursuant to this Section 3 shall be debited against the Escrow Shares of the Sellers' Representative.

(d) Any Escrow Shares released to Greenbrook pursuant to this Section 3 shall be forfeited by the Sellers' Representative for no consideration and shall be promptly returned to Greenbrook or its transfer agent for cancellation.

(e) Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives joint written instructions from the Parties, or their respective successors or assigns, delivered in accordance with the provisions of this Agreement as to the disbursement of any portion of the Escrow Assets, the Escrow Agent shall disburse such Escrow Assets pursuant to such joint written instructions.  The Escrow Agent shall have no obligation to follow any directions set forth in any joint written instructions unless and until the Escrow Agent is satisfied, in its reasonable discretion, that the persons executing said joint written instructions are authorized to do so.

(f) Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the then current market value of the remaining Escrow Assets, the Escrow Agent shall release the remaining portion of the Escrow Assets and shall have no liability or responsibility to the Parties for any deficiency.

(g) In all cases (whether or not expressly stated in any provision hereunder), the Closing VWAP will be deemed to be the value of each share of the Escrow Shares for all purposes of determining the number of Escrow Shares to be used to satisfy any claims against the Escrow Shares under this Agreement.

(h) Upon delivery of any and all remaining Escrow Assets by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 6 and Section 7.

4. Escrow Agent.

(a) The Escrow Agent shall have only those duties as are specifically and expressly set forth in this Agreement on its part to be performed, which shall be deemed purely ministerial in nature, and no other duties or obligations of any kind shall be implied nor read into this Agreement against or on the part of the Escrow Agent.  The Escrow Agent accepts the duties and responsibilities under this Agreement as agent only, and no trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as trustee. The Escrow Agent shall neither be responsible for, nor chargeable with knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Underlying Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such  agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.  In the event of any conflict between the terms and provisions of this Agreement, those of the Underlying Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control only in connection with any matter related to the  Escrow Agent.  The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind.  The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Assets, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Assets nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

Execution Version

(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to either Party.  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.  The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.  In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, are ambiguous or conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.  The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

5. Succession.

(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.  Escrow Agent's sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Assets (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent's obligations hereunder shall cease and terminate, subject to the provisions of Section 7 hereunder.  In accordance with Section 7 below, the Escrow Agent shall have the right to withhold any cash in its possession or an amount of shares equal to any dollar amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement divided by the closing price per share on the Toronto Stock Exchange for Greenbrook Shares on the immediately preceding trading day.

Execution Version

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6. Compensation and Reimbursement.

The Escrow Agent shall be entitled to compensation for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2.  All amounts owing on Schedule 2 shall be paid by Purchaser. The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7. If payment is not received when due, the Escrow Agent shall be entitled to draw down on the Escrow Assets in order to effect such payment and may sell, liquidate, convey or otherwise dispose of any investment for such purpose. This Section 6 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

7. Indemnity.

(a) Subject to Section 7(c) below, Escrow Agent shall be liable for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including without limitation, the fees and expenses of outside counsel and experts and their staffs and all expenses of document location, duplication and shipment) (collectively "Losses") only to the extent such Losses are determined by a court of competent jurisdiction to be a result of Escrow Agent's gross negligence or willful misconduct; provided, however, that any liability of Escrow Agent will be limited to direct damages sustained by a Party to this Agreement which in the aggregate shall not exceed the value of the Escrow Assets held by the Escrow Agent.

(b) The Parties shall jointly and severally indemnify and hold Escrow Agent harmless from and against, and Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to Escrow Agent's duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement, except to the extent of liability described in Section 7(a) above.

(c) Without limiting the Parties' indemnification obligations set forth in Section 7(b) above, neither the Parties nor the Escrow Agent shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

(d) This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a) Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act") requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent's identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents ("identifying information"). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

Execution Version

(b) Certification and Tax Reporting. The Parties, if applicable, and the Sellers' Representative have provided the Escrow Agent with their respective fully executed Internal Revenue Service ("IRS") Form W-8, or W-9 and/or other required documentation.  All interest or other income earned under this Agreement shall be allocated to the Sellers' Representative (if applicable), and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Assets by the Sellers' Representative (if applicable) whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that the underlying transaction giving rise to this Agreement does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

9. Notices.

(a) All communications hereunder shall be in writing and, except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Assets, including but not limited to  transfer instructions (all of which shall be specifically governed by Section 10 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:

(i) by facsimile or other electronic transmission (including e-mail);

(ii) by overnight courier; or

(iii) by prepaid registered mail, return receipt requested;

to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Sellers' Representative:

One University Plaza, Suite 500

Hackensack, New Jersey 07601

Attention:  Benjamin Klein

E-mail:  bklein@successtms.com

If to Purchaser or Greenbrook:

Greenbrook TMS, Inc.

890 Yonge Street, 7th Floor

Toronto, ON M4N 3P4

Attention: Erns Loubser

Email: ELoubser@greenbrooktms.com

Execution Version

With a copy (which shall not constitute notice) to:

Torys LLP
1114 Avenue of the Americas, 23rd Floor
New York, NY 10036
Attention: Michael Horwitz
Email: mhorwitz@torys.com

If to the Escrow Agent:

Computershare Trust Company, N.A.

6200 S. Quebec Street

Greenwood Village, CO 80111

Facsimile No. (303) 262-0608

Attention:  Rose Stroud

email: corporate.trust@computershare.com

cc: jay.ramos@computershare.com; rose.stroud@computershare.com

With a copy to:

Computershare Trust Company, N.A.

480 Washington Boulevard

Jersey City, NJ  07310

Attention:  General Counsel

Facsimile:  (201) 680-4610

(b) Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  For purposes of this Agreement, "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

10. Security Procedures.

(a) Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) (with a copy to the other Parties) and no instruction for or related to the transfer or distribution of the Escrow Assets, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Parties by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number.

(b) In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to:

Execution Version

(i) In the case of Greenbrook or Purchaser, the following of Greenbrook's executive officers ("Executive Officers"): Chief Executive Officer and Chief Financial Officer, as the Escrow Agent may select.  Such Executive Officers shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer; and

(ii) In the case of Sellers' Representative, any person who has succeeded Benjamin Klein as the Sellers' Representative pursuant to the Underlying Agreement, who shall provide such evidence to substantiate such succession as the Escrow Agent may reasonably require; and

(c) The Sellers' Representative acknowledges that the Escrow Agent is authorized to deliver the Escrow Assets to the custodian account or recipient designated by the Sellers' Representative in writing.

(d) Greenbrook and Purchaser acknowledge that the Escrow Agent is authorized to deliver the Escrow Assets to the address provided for notice to Greenbrook, to Greenbrok's transfer agent (in the case of Greenbrook Shares) or any address provided in a Claim Notice.

11. Compliance with Court Orders.

In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.  Escrow Agent will use commercially reasonable efforts to notify the Parties of any such order, judgment or decree promptly upon becoming aware thereof.

12. Miscellaneous.

(a) Except for transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties.

(b) Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 5, without the prior consent of the Escrow Agent and the Parties.

(c) This Agreement shall be governed by and construed under the laws of the State of New York.

(d) Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York.

(e) The Parties and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(f) No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

Execution Version

(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

(i) If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

(j) A person who is not a party to this Agreement (including any creditor of a party) shall have no right to enforce any term of this Agreement.

(k) The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.

(l) Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Assets escrowed hereunder.

(m) The Parties expressly acknowledge that all of the rights and obligations of the parties to the Underlying Agreement with respect to purchase price adjustments and indemnification, as set forth in the Underlying Agreement, are not set forth in their entirety in this Agreement.

(n) Solely between the parties to the Underlying Agreement, to the extent there are discrepancies between the terms of this Agreement and the terms of the Underlying Agreement, the terms of the Underlying Agreement will control.

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Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

Benjamin Klein

as Sellers' Representative

By:

Name:  Benjamin Klein

Telephone: 561-461-3508

GREENBROOK TMS INC.

By:

Name: William Leonard

Title: President and Chief Executive Officer

Telephone: 301-529-2080

TMS NEUROHEALTH, INC.

as Purchaser

By:

Name: William Leonard

Title: President

Telephone: 301-529-2080

COMPUTERSHARE TRUST COMPANY, N.A.

as Escrow Agent

By: ______________________________

Name:____________________________

Title: ____________________________

Execution Version

SCHEDULE 1

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Escrow Assets Transfer Instructions

If from the Sellers' Representative:

	Name	Telephone Number	Signature

1.	Benjamin Klein	(561) 461-3508
2.
3.

If from Greenbrook or Purchaser:

	Name	Telephone Number	Signature

1.	William Leonard	301.529.2080
2.	Erns Loubser	416.322.9700 x548
3.

Telephone Number(s) for Call-Backs and Person(s) Designated to Confirm Escrow Assets Transfer Instructions

If from the Sellers' Representative:

	Name	Telephone Number

1.	Benjamin Klein	(561) 461-3508
2.
3.

If from Greenbrook or Purchaser:

	Name	Telephone Number

1.	William Leonard	301.529.2080
2.	Erns Loubser	416.322.9700 x548
3.

Execution Version

SCHEDULE 2

ESCROW AGENT FEE SCHEDULE

ACCOUNT SET-UP

(Due and payable prior to or at closing)

For the designation of a project manager to carry out the review of draft agreement, liaison with counsel, execution of Escrow Agreement in its final form, establishment of escrow account at bank, receipt of escrow securities and/or escrow funds, and AML compliance.

Waived

ANNUAL ADMINISTRATION

(Payable in advance for each year or part thereof and non-refundable, due prior to or at closing)

For basic administrative duties and responsibilities during the term of the agency, including the maintenance of a segregated escrow account, transaction records and account balances.

$6.500/00
TRANSACTIONAL ACTIVITY Wire transfers (per outgoing) Release of securities (per release event) Broker assisted share services (per share) Legal review	$100.00 $100.00 $0.02 At cost

FAILED TRANSACTIONS

In the event that the transaction and/or our services are begun but not completed for any reason, the Account Set-Up and Administration fees will be charged, plus the expense associated with work performed up to the point Computershare is notified. This fee is based upon information provided to date and may be subject to change.

CHANGES, SPECIAL SERVICES AND OUT OF POCKET EXPENSES

Significant changes made in the terms or requirements of this transaction could require modifications to the Escrow Agreement and Fee Schedule. Services associated with new duties, legislation or regulatory fiat which become effective after the date of this fee schedule, will be provided on an appraisal basis. All out of pocket expenses such as checks, postage, stationery, wire transfers, etc. will be billed as incurred. Fees and out of pocket expenses associated with check scanners and remote deposit capture, will be billed as a straight pass through to our client.

The foregoing fees are exclusive of all applicable taxes, costs for extraordinary services or events, and of reasonable legal costs and out-of-pocket expenses that may be incurred. Additional charges will be imposed for services not specifically priced or for extraordinary events, including, but not limited to, claims, threatened or actual litigation or default situations. Fees are subject to adjustment should activity levels justify it. Fees are subject to acceptance by Computershare's new business acceptance committee and receipt of all required documentation for us to comply with any applicable anti-money laundering and anti-terrorism regulation, policy or guideline. Interest may be charged on overdue invoices.

Execution Version

SCHEDULE 3

APPROVED BANKS

ANZ

Bank of America NA

Bank of the West

BMO Harris Bank N.A

BNP Paribas

Citibank NA

Goldman Sachs

Huntington Bank

JPMorgan

NAB

PNC (Includes National City)

Societe Generale

TRUIST FINANCIAL CORP (BBT.N)

Wells Fargo